Exhibit 10.22
    AGREEMENT OF SUBLEASE

    THIS AGREEMENT OF SUBLEASE (hereinafter referred to as the “Sublease”) is made and entered into this 30th day of November, 2021 (“Effective Date”), by and between APPIAN CORPORATION, a Delaware corporation (hereinafter referred to as the "Sublessor"), and OCTAGON, INC., a District of Columbia corporation (hereinafter referred to as the "Sublessee").
    WITNESSETH:
    WHEREAS, pursuant to that certain Lease Agreement dated March 1, 2012, as amended by that certain First Amendment to Lease Agreement dated May 31, 2012 (collectively, the “Existing Lease”) Sublessee leases from Prime Landlord (herein defined) certain office space comprising the entirety of the seventh (7th) floor of the North Tower of the Building (herein defined), consisting of approximately 32,883 rentable square feet, as shown on Exhibit B attached hereto (hereinafter referred to as the "Sublease Premises");
    WHEREAS, the term of the Existing Lease is set to expire on August 31, 2022;
    WHEREAS, pursuant to that certain Deed of Lease dated April 17, 2018, as amended by that First Amendment to Deed of Lease dated December 23, 2019 and that Second Amendment to Deed of Lease dated January 1, 2020 (collectively, the “Prime Lease”, a copy of which is attached hereto as Exhibit A), Sublessor leases from TAMARES 7950 OWNER LLC, a Delaware limited liability company (“Prime Landlord”), certain office space (the “Prime Lease Premises”) in the building located at 7950 Jones Branch Drive, McLean, Virginia 22102 (hereinafter referred to as the “Building”), as more particularly described in the Prime Lease;
    WHEREAS, simultaneously herewith, Sublessor and Prime Landlord shall enter into that certain Third Amendment to Deed of Lease (the “Third Amendment”), wherein Prime Landlord shall lease the Sublease Premises to Sublessor commencing on September 1, 2022. Upon execution of the Third Amendment, the Prime Lease shall include the Third Amendment; and
    WHEREAS, Sublessee desires to sublease from the Sublessor, and Sublessor desires to sublease to Sublessee the Sublease Premises upon the terms and conditions of this Sublease.
    NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, the parties for themselves, their successors and assigns, hereto agree as follows:
    1.    Defined Terms; Recitals; Sublease Premises.
a.Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Prime Lease, a copy of the redacted Prime Lease is attached hereto as Exhibit A. The recitals set forth above are incorporated as if set forth fully herein.
    b.     The Sublessor does hereby sublease to the Sublessee, and the Sublessee does hereby sublease from the Sublessor, for the term and upon the conditions hereinafter provided, the Sublease Premises.
    2.    Term.
    a.     Subject to the terms and conditions of Section 24 of this Sublease, the term of this Sublease (the “Term”) shall commence on September 1, 2022 (the “Sublease Commencement Date”), the date immediately following the expiration of the Existing Lease, and shall expire, subject to the exercise by Sublessee of the Option to Extend (defined below), at midnight on August 31, 2025 (the “Sublease Expiration Date”). If for any reason the term of the Prime Lease is terminated prior to the Sublease Expiration Date, this Sublease shall automatically terminate on the date of such termination and except in the event such termination is solely caused by a default by Sublessor that remained uncured beyond any applicable notice and cure period, Sublessor shall not be liable to Sublessee for such termination. If said termination is not due to the Sublessee’s default of its obligations hereunder beyond any applicable cure or grace period and is resulting from Sublessor’s default under the Prime Lease or this Sublease beyond any applicable notice and cure period, Sublessee’s obligations hereunder shall survive such termination and Sublessor shall have such rights against Sublessee as are set forth herein.
    b.     For purposes of this Sublease, the term “Sublease Year” shall mean that period of twelve (12) consecutive calendar months that commences on the Sublease Commencement Date, and each consecutive twelve (12) month period thereafter. The earliest such twelve-month period shall be referred to as the “First Sublease Year”, and each of the following Sublease Years shall similarly be numbered for identification purposes.
    3.    Option to Extend.
a.    Subject to the terms and conditions of this section, Sublessor grants to Sublessee an option to extend the Term of this Sublease for an additional twelve (12) month period ("Option to Extend") commencing on the day next following the Sublease Expiration Date and expiring August 31, 2026 (such period, the “Extension Period"). Sublessee may exercise the Option to Extend by written notice of its election (“Election Notice”) delivered to Sublessor at any time between April 1, 2024 and August 1, 2024; provided, however, Sublessor shall have the right, at Sublessor’s sole discretion, to reject Sublessee’s timely election to exercise its Option to Extend by providing written notice of such rejection to Sublessee within thirty (30) days of Sublessor’s receipt of Sublessee’s Election Notice.
b.    The Sublease Base Rent for the Sublease Premises shall escalate during the Extension Period pursuant to the rent schedule set forth in Section 7 below.
    4.    Condition of Sublease Premises. As of the Effective Date, Sublessee is in possession of the Sublease Premises under the Existing Lease and accepts the Sublease Premises in "AS IS" condition subject to the obligations of Prime Landlord set forth in the Existing Lease. Sublessee acknowledges that neither Sublessor nor any agent or employee of Sublessor nor Prime Landlord has made any representation or warranty with respect to the physical condition of the Sublease Premises or with respect to the suitability of the same for Sublessee’s purposes, except as expressly provided in this Sublease.
    With the exception of the express obligations of Sublessor outlined in this Sublease, Sublessor shall have no obligation: (a) to furnish or provide, or cause to be furnished or provided, any repairs, restoration, alterations or other work, or electricity, heating, ventilation, air-conditioning, water, elevator, cleaning, or other utilities or services; or (b) to comply with or perform or, except as expressly provided in this Sublease, to cause the compliance with or performance of, any of the terms and conditions required to be performed by Prime Landlord under the terms of the Prime Lease. Sublessee hereby agrees that Prime Landlord is solely responsible for the performance of the foregoing obligations. Notwithstanding the foregoing, on the written request of Sublessee, Sublessor shall make a written demand on Prime Landlord to perform its obligations under the Prime Lease with respect to the Sublease Premises if Prime Landlord fails to perform same within the time frame and in the manner required under the Prime Lease and Sublessee shall reimburse Sublessor for all reasonable costs and expenses (including without limitation reasonable attorneys’ fees and expenses) so incurred by Sublessor in connection therewith as Additional Rent. In the event Prime Landlord fails to perform its obligations under the Prime Lease with respect to the Sublease Premises following the aforesaid written demand, Sublessor shall use commercially reasonable efforts to cause Prime Landlord to perform its obligations, but in no event shall Sublessor be obligated to bring an action against the Prime Landlord to enforce its obligations. However, if Prime Landlord continues to fail to perform its obligations after Sublessor has used commercially reasonable efforts to cause Prime Landlord to perform its obligations, Sublessee, at its sole cost and expense and subject to Prime Landlord’s consent as evidenced in the Prime Landlord Consent, shall have the right to bring an action against the Prime Landlord to enforce its obligations.
    5.    Use. Sublessee shall use and occupy the Sublease Premises solely for the purposes set forth in the Prime Lease, in accordance with the terms thereof. Sublessee shall use and occupy the Sublease Premises solely in accordance with, and as permitted under, the terms of the Prime Lease and for no other purpose. Subject to Prime Landlord’s consent set forth in the Prime Landlord Consent, Sublessee may continue to use the Sublease Premises in the same manner as Sublessee used the Sublease Premises under the Existing Lease.
    6.    Rent. The rent reserved under this Sublease for the term hereby created shall consist of (a) an annual rent (hereinafter referred to as “Base Rent”) in an amount as set forth below in Section 7 hereof; and (b) such additional sums of money as may be payable by the Sublessee from time to time pursuant to the provisions of this Sublease (hereinafter referred to as “Additional Rent”). The Sublessee covenants and agrees to pay the Base Rent and Additional Rent (hereinafter sometimes collectively referred to as “Rent”) to the Sublessor at its notice address as set forth in Section 18 below, or at such other address as the Sublessor may hereafter designate in writing, in lawful money of the United States, without notice, demand, set off or deduction whatsoever except as may be otherwise set forth herein or in the Prime Lease, at the times and in the manner hereinafter specified. Sublessee’s obligation to pay Rent shall survive the expiration or earlier termination of this Sublease except as may be otherwise set forth herein or in the Prime Lease. Sublessee may also make rent payments via ACH or wire per the following banking instructions:
Bank name:        Silicon Valley Bank
ABA/Routing:    121140399
Account no.:       [____________]
Beneficiary:        Appian Corporation
Ref:                      [____________]

    Sublessee shall pay a late charge in such amount set forth in the Prime Lease of the amount of any installment of Rent not paid within five (5) business days of the due date. In addition to the foregoing late charge, provided Sublessor is obligated to pay Prime Landlord interest on all past due payments of Rent pursuant to the Prime Lease, Sublessee shall pay interest beginning on the first day of the month following the due date until paid, at the rate (“Interest Rate”) set forth in the Prime Lease, provided, however, that the interest sought to be imposed shall not exceed the maximum rate permitted under Federal law or under the laws of the Commonwealth of Virginia. Notwithstanding the foregoing, no late charge or interest shall be assessed against Sublessee the first time in any twelve (12) month period that Sublessee is late making any payment hereunder so long as such payment is made within five (5) business days after notice from Sublessor.
    7.    Base Rent. Sublessee shall pay Base Rent based upon an agreed square footage of the Sublease Premises of 27,000 square feet, notwithstanding the square footage of the Sublease Premises otherwise set forth herein. Commencing on the Sublease Commencement Date and continuing thereafter throughout the Sublease Term, the Base Rent payable by Sublessee during the Sublease Term shall be as follows:

Time Frame	Rate Per 27,000 SF	Annualized Rent	Monthly Rent
September 1, 2022 – August 31, 2023	$50.50	$1,363,500.00	$113,625.00
September 1, 2023 – August 31, 2024	$52.27	$1,411,222.56	$117,601.88
September 1, 2024 – August 31, 2025	$54.10	$1,460,615.40	$121,717.95
Extension Term (if exercised)
September 1, 2025 – August 31, 2026	$55.99	$1,511,736.96	$125,978.08
Base Rent shall be payable in equal monthly installments on the first day of each and every calendar month during the Term; provided, however, that no Event of Default (herein defined) then exists beyond any applicable cure or grace period, Base Rent shall be abated for the first three (3) full months immediately following the Sublease Commencement Date. Upon termination of this Sublease as a result of an Event of Default by Sublessee, the then-current unamortized portion of the abated Base Rent shall become immediately due and payable. Sublessee shall deposit with Sublessor upon execution and delivery hereof, the first such monthly installment of Base Rent payable hereunder (i.e. the Base Rent for the fourth (4th) month of the Term) in the amount of $113,625.00.
8.    Additional Rent. Sublessee shall not be responsible for any costs associated with increases in Operating Charges and Real Estate Taxes in the Prime Lease. However, commencing on the Sublease Commencement Date, Sublessee shall assume and pay as Additional Rent during the Term of this Sublease any amount which Sublessor becomes obligated to pay the Prime Landlord under the Prime Lease as a result of Sublessee’s request or Sublessee’s default under this Sublease (including, without limitation, utilities, rent or charges which were incurred due to Sublessee’s actions or use of the Sublease Premises or parking areas or at the request or direction of Sublessee, such as Prime Landlord’s charge for after-hours heating and air-conditioning services applicable to the Sublease Premises, plus any administration fees charged by Prime Landlord), which Additional Rent shall be due and payable to Sublessor by Sublessee within twenty (20) days of Sublessee’s receipt of a statement from Sublessor of amounts due, unless other payment dates are hereinafter expressly provided.
9.    Security Deposit. Sublessee shall deposit (the “Security Deposit”) with Sublessor the amount of $486,871.80 representing 4 months of Base Rent in the form of a letter of credit that meets the requirements set forth in Section 2.3 of the Prime Lease (the “Letter of Credit), which shall be held by Sublessor as security for the faithful performance by Sublessee of all of the terms, covenants, and conditions of this Sublease, it being expressly understood and agreed that the deposit is neither an advance payment of Base Rent nor a measure of Sublessor’s damages in case of an Event of Default by Sublessee. Provided no event of default caused solely by Sublessee exists under this Sublease on the first day of the eighteenth (18th) month following the Sublease Commencement Date (the “Burn Down Date”), Sublessee shall have the right to reduce the Security Deposit to $243,435.90 by an amendment to the Letter of Credit or a replacement Letter of Credit that complies with Section 2.3 of the Prime Lease, in the amount of $243,435.90. However, if an event of default caused solely by Sublessee exists on the Burn Down Date, then Sublessee shall have the right to reduce the Security Deposit to $243,435.90 by an amendment to the Letter of Credit or a replacement Letter of Credit that complies with Section 2.3 of the Prime Lease, in the amount of $243,435.90, on the date that is thirty (30) days from the date Subtenant cures the default. The Security Deposit may be retained, used or applied by Sublessor to remedy any Event of Default by Sublessee. If any portion of said deposit is so used or applied, Sublessee shall, immediately upon demand therefor, deposit an additional letter of credit with Sublessor in an amount sufficient to restore said deposit to the full amount required hereunder, and Sublessee’s failure to do so shall be a material breach of this Sublease. Except to the extent required by applicable law, Sublessor shall not be required to keep the Security Deposit separate from its general funds. Sublessee shall not be entitled to interest, if any, on such deposit. Sublessor’s use or application of all or any portion of the Security Deposit shall not preclude or impair any other rights or remedies provided for under this Sublease or under applicable laws and shall not be construed as a payment of liquidated damages. The Security Deposit is due and payable upon the date of execution and delivery hereof. The Security Deposit shall be returned to Sublessee, without interest (less any amount then payable by Sublessee to Sublessor hereunder), within thirty (30) days after the expiration or earlier termination of this Sublease, provided that Sublessee is not in default and has vacated the Sublease Premises in accordance with the provisions of this Sublease.

10.    Alterations.
a.     Sublessee shall not make any alteration, improvement, decoration, or installation (hereinafter called “Alterations”) in or to the Sublease Premises, without in each instance obtaining the prior written consent of Prime Landlord and Sublessor in accordance with the terms of the Prime Lease; provided, however, Sublessee agrees it shall be reasonable for Sublessor to withhold consent to an Alteration request if Prime Landlord has not consented to the same in accordance with the Prime Lease. All Alterations made by or on behalf of Sublessee (including the installation and construction of the same) must be performed in accordance with the terms of the Prime Lease and comply with all rules and regulations of the Building applicable to all tenants and occupants or otherwise imposed by Prime Landlord. In the event that the Prime Landlord approves an Alteration, Sublessor shall not unreasonably withhold, condition or delay its consent.
b.     Removal of Alterations Made With Consent. All repair and restoration obligations of the tenant under the Prime Lease shall apply to Sublessee with respect to the Sublease Premises; provided, however, as between Sublessor and Sublessee, upon the expiration or earlier termination of the Sublease Term, Sublessee shall not be required to (i) remove or restore any improvements or other matters existing in the Sublease Premises prior to the Sublease Commencement Date, or (ii) restore the Sublease Premises to any condition existing prior to the Sublease Commencement Date. Prime Landlord’s determination in accordance with the Prime Lease that an Alteration made by or on behalf of Sublessee must be removed from the Sublease Premises shall be conclusive and Sublessee shall be required to remove the same and perform any restoration work required pursuant to the terms of the Prime Lease; provided further, that any Specialty Alteration (as hereinafter defined) shall be removed by Sublessee (or remain in the Sublease Premises) if required by Prime Landlord or Sublessor. “Specialty Alteration” shall mean any Alteration, improvement or item that is constructed or installed by or on behalf of Sublessee, to the extent that such Alteration (x) is not generally usable by other office tenants, or which perforates, penetrates, or requires reinforcement of a floor slab, (y) is visible from outside of the Sublease Premises, or (z) consists of wiring or cabling. Notwithstanding the above, Sublessee shall not be obligated to remove Alterations and Specialty Alterations, if any, located in the Sublease Premises if constructed prior to the Sublease Commencement Date.
c.     Removal of Alterations Made Without Consent. If any Alterations (regardless of whether or not the Alteration is a Specialty Alteration) are made by or on behalf of Sublessee after the Effective Date without Prime Landlord’s consent in accordance with the Prime Lease and Sublessor’s consent in accordance with this Sublease, then Prime Landlord or Sublessor may remove the same, and may (but shall not be obligated to) correct, repair and restore the Sublease Premises and any damage arising from such removal, the costs of the forgoing work to be promptly reimbursed by Sublessee. If such Alterations are not removed by Prime Landlord or Sublessor, then Sublessee shall, upon request of Prime Landlord or Sublessor, remove said Alterations, repair all damage resulting directly from such removal and restore the Sublease Premises to the condition as of the date immediately prior to such Alteration(s), ordinary wear and tear and damage from casualty excepted.
    d.    Failure to Remove Alterations. If Sublessee fails or refuses to remove any Alterations as required by the terms of this Sublease, or fails to correct, repair and restore the Sublease Premises as required by the terms of this Sublease, Prime Landlord or Sublessor may cause the same to be removed, and repairs and restoration to be made, in which event Sublessee shall reimburse Sublessor for any and all reasonable and actual costs and expenses incurred by Sublessor (whether directly or as a pass-through) to cause said Alterations to be removed and repairs and restoration made, together with any and all actual damages suffered by Sublessor or Prime Landlord by reason of Sublessee’s failure or refusal to perform its obligations under this Section. If Prime Landlord or Sublessor elect to exercise its rights set forth in Section 10(c) above, Sublessor shall have the same rights and remedies set forth in this Section 10(d).
    11.     Terms of the Prime Lease.
a.Sublessee acknowledges that it has received and reviewed a redacted version of the Prime Lease. Sublessee’s rights pursuant to this Sublease are subject and subordinate at all time to the Prime Lease, and to any and all renewals, modifications, consolidations, replacements and extensions thereof, provided that the Sublessor agrees not to effect any modification or amendment of the Prime Lease which might adversely and materially affect the rights of the Sublessee hereunder without the written consent of the Sublessee in each case, and to all the terms, covenants, and agreement of the Prime Lease, except as expressly modified by this Sublease. As between Sublessor and Sublessee, in the event of a conflict between the terms of this Sublease and the terms of the Prime Lease, the terms of this Sublease shall control. As between the parties hereto, notwithstanding anything to the contrary herein, including, without limitation, the terms and conditions set forth in Section 11(b), (i) Sublessee hereby assumes all of the obligations of the Sublessor, as the Tenant, under the Prime Lease, and (ii) Sublessor shall have all of the rights of the Prime Landlord under the Prime Lease as against Sublessee. Notwithstanding anything in this Sublease to the contrary, provided Sublessor is not in default under the Prime Lease beyond any applicable notice and cure periods for any reason other than a default by Sublessee its agents, employees or contractors, Sublessee agrees that (i) Sublessor does not assume and shall not have any obligations or liabilities of the Prime Landlord under the Prime Lease, (ii) Sublessor is not making the representations and warranties of the Prime Landlord under the Prime Lease, and (iii) Sublessor shall not be obligated to furnish for Sublessee any services or utilities of any nature whatsoever, including, without limitation, the furnishing of heat, electrical energy, air conditioning, elevator service, cleaning, window washing, or trash removal services. With respect to work, services, maintenance, repairs and restoration or the performance of other obligations required of Prime Landlord under the Prime Lease, notwithstanding anything herein to the contrary, Sublessor's sole obligation with respect thereto shall be to request Prime Landlord to perform the same following its receipt of Sublessee's written request, and Sublessor agrees to use reasonable efforts to cause Prime Landlord to perform the same (it is agreed that Sublessor’s reasonable efforts shall not include the expending of any money or the filing or prosecution of any claim, suit or other proceeding). Subject to Sublessor’s obligations and the terms and conditions set forth in the foregoing sentence, Sublessee shall not under any circumstances seek or require Sublessor to perform or cause the performance of any work, services, repairs, restoration or the performance of any other obligation required of Prime Landlord under the Prime Lease and except in the event of a Sublessor default under the Prime Lease that remains uncured beyond any applicable notice and cure period for any reason other than a default by Sublessee, its agents, employees or contractors, Sublessor shall not be liable to Sublessee for any damage which may arise by reason of the failure of Prime Landlord to observe or perform any covenant or agreement to be performed or observed by Prime Landlord under the Prime Lease.
b.In furtherance thereof, for purposes of this Sublease, references to the “Premises” in the Prime Lease shall be construed to mean the “Sublease Premises” hereunder; references to “Landlord” or “Owner” in the Prime Lease shall be construed to mean “Sublessor”; references to “Tenant” in the Prime Lease shall be construed to mean “Sublessee”, and references to “base rent” in the Prime Lease shall be construed to mean “Base Rent”. The provisions of the Prime Lease are specifically incorporated herein by reference; provided, however, notwithstanding anything contained herein to the contrary, the following are excluded from the Sublease and are not incorporated by reference: (i) Sections 1, 8, 9, 10, and 12 of the Summary of the Prime Lease; (ii) the third (3rd) and fourth (4th) sentences of Section 1.4, and Sections 1.6, 1.7, 1.8, 1.14, 1.15, 1.16, 1.17, 1.18, 1.19, 1.20, 1.21, Article 2, Article 8, Article 9, Article 10, Article 15, Article 18, 19.2, 19.3, 19.4, 19.6, 19.7, the fifth (5th) through eighth (8th) sentences of Article 22 and any reference to “SNDA” in the Lease, Article 30, 31.2, 36.4, 36.5, Article 38, and Article 45 of the Prime Lease; (iii) Exhibits A-1 through A-5, A-7 through A-18, B-1.1 through B-1.8, B-2, B-3, B-4, B-5, C-1, C-2, E, G, I, J of the Prime Lease; (iv) any and all rights to expand, contract or extend the Sublease Premises or the Sublease Term (whether by renewal option, expansion option, contraction option, right of first offer, right of first refusal, right of first negotiation, or otherwise), (v) any and all other preferential rights or options, (vi) any and all buildout or improvement (including any allowances) related thereto, and (vii) any and all rights that are personal to Sublessor (as tenant) or that specifically specifies that they may only be exercised by Sublessor or any affiliate or subsidiary thereof. Except as expressly provided in Section 6(c) of this Sublease, Sublessee shall not receive any abatement of Base Rent or Additional Rent unless and to the extent Sublessor actually receives an abatement of the same for the Premises in connection with damage, casualty, condemnation or interruption of services in accordance with the terms of the Prime Lease and an Event of Default by Sublessee has not occurred or is then occurring. Sublessee may not exercise any rights to terminate set forth in the Prime Lease.
    c.     The Sublessor may enforce directly against Sublessee any of the rights and remedies granted to the Prime Landlord pursuant to the Prime Lease unless otherwise set forth herein. Nothing in this Sublease shall be construed or interpreted to grant any greater rights than the Sublessor has received as Tenant from the Prime Landlord pursuant to the Prime Lease.
    d.     Sublessee covenants and agrees that Sublessee will not knowingly do anything that would constitute a default under the Prime Lease or omit to do anything that Sublessee is obligated to do under the terms of this Sublease and which would constitute a default under the Prime Lease.
    12.    Insurance.
        a.    Sublessee acknowledges and agrees that Sublessee shall, with respect to the Sublease Premises, obtain, maintain and pay for and at all times during the Sublease Term keep in force such insurance coverage, in type, form, amount, and by such insurer, as is required to be obtained and maintained by Sublessor, as Tenant, under the terms of the Prime Lease. Sublessee’s insurance shall be primary over Prime Landlord’s and Sublessor’s insurance. Sublessee agrees that Sublessor is not required to obtain or maintain any of the insurance Prime Landlord is required to carry and maintain under the Prime Lease.
        b.    The Sublessee shall deliver to the Sublessor certificates of such insurance prior to the Sublease Commencement Date, and thereafter certificates of renewal thereof not less than thirty (30) days prior to the expiration of any such policy. In the event that the Sublessee shall fail promptly to furnish any insurance herein required, the Sublessor may effect the same and pay the premium thereof for a period not exceeding one (1) year, and the premium so paid by the Sublessor shall be immediately payable by the Sublessee as Additional Rent.
        c.    All policies of insurance as aforesaid shall name the Sublessor, the Prime Landlord, and such other entity as Prime Landlord may require under the Prime Lease, as additional insureds, as their interests may appear. Sublessee shall waive, and shall require its insurers to waive, any rights of subrogation or recovery against Sublessor, the Prime Landlord, and such other entity as Prime Landlord may require under the Prime Lease.

    13.    Default; Sublessor Remedies.
a.     As used in this Sublease, the term “Event of Default” shall mean the occurrence of any of the following:
(i)The occurrence of a default under the Prime Lease described in Section 21.1 of the Prime Lease;
(ii)Sublessee’s failure to pay any payment required by this Sublease when due, or, if no due date is specified, within three (3) business days after Sublessee’s receipt of Sublessor’s written notice that it has not timely received payment;
(iii)Sublessee’s failure to observe or perform any term, condition or covenant under this Sublease (other than those specified elsewhere in this Section), which failure continues for a period of fifteen (15) days after receipt of notice of the same from Sublessor, provided however, if such breach cannot be reasonably cured within such 15 day period, it shall not be an event of Default if Sublessee commences to cure promptly and diligently thereafter prosecutes the same to completion and further, provided, that Sublessor shall not be in default under the Prime Lease beyond any applicable cure or grace period;
(iv)If Sublessee (i) is generally not paying its debts as they become due or becomes insolvent or bankrupt, (ii) admits in writing its inability to pay its debts as they become due, (iii) makes an assignment for the benefit of its creditors, (iv) files, becomes subject to, or acquiesces in a petition in any court (whether or not pursuant to any statute of the United States or any state) in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding, (v) makes an application in a proceeding for, becomes subject to, or acquiesces in, the appointment of a custodian, trustee, receiver or agent for Sublessee or for all or a portion of Sublessee’s assets, or (vi) acquiesces in any petition filed against Sublessee in any court (whether or not pursuant to any statute of the United States or any state) in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceedings, in which Sublessee is the subject, and, in any of the foregoing events enumerated in items (iv), (v) or (vi) above, (1) an order for relief is issued thereon, or (2) the subject petition shall be approved by any court, or (3) the subject proceeding shall not be dismissed, discontinued, terminated or vacated within thirty (30) days after the subject petition is filed.
Upon the occurrence of a default by Sublessee under this Sublease which Sublessee does not timely commence to cure, Sublessor may, but shall not be obligated to, upon the giving of reasonable notice to Sublessee, cure such default on behalf of Sublessee. Such cure shall not waive or release any obligation of Sublessee hereunder and shall not waive any rights or remedies at law or otherwise. All reasonable and actual sums so paid or incurred by Sublessor, together with interest thereon at the rate of ten percent (10%) per annum from the date such sums were paid or incurred shall be payable to Sublessor within thirty (30) days as Additional Rent.
b.    Upon or following the occurrence of an Event of Default, in addition to any remedies available to Prime Landlord and/or Sublessor pursuant to the terms of the Prime Lease, Sublessor may take any or all of the following actions without notice, which shall be cumulative and non-exclusive:
(v)Sublessor may terminate this Sublease and if Sublessor terminates this Sublease following an Event of Default, Sublessor shall have the right at any time, at its sole option, to require Sublessee to pay to Sublessor on demand, as liquidated and agreed final damages: (i) the then present cash value of the Base Rent and Additional Rent from the date of such demand to the Sublease Expiration Date, minus (ii) the then cash rental value (of the Sublease Premises for the same period; provided, however, that if such damages are limited by law to a lesser amount, Sublessor shall be entitled to prove as liquidated damages the maximum amount permitted by law. In computing liquidated damages, the then present cash value of the Base Rent and Additional Rent from the date of demand to the Sublease Expiration Date shall be deemed to be the sum which, if invested at the rate for Treasury Bills having a maturity date closest to the end of the Term remaining hereunder, would produce such Base Rent and Additional Rent over the period of time in question, and the then cash rental value of the Sublease Premises shall be deemed prima facie to be the rental realized upon a reletting, if reletting can be accomplished by Sublessor within a reasonable time after such termination. Nothing herein shall be construed to affect or prejudice Sublessor’s right to other damages, or to prove, and claim in full, unpaid Base Rent and Additional Rent accrued prior to termination of this Sublease plus interest thereon at the Interest Rate. Sublessee agrees that the provisions of this Section, including, but not limited to, present value damages, shall not be construed as a penalty and hereby waives any right to assert that any acceleration of rent, or other enforcement by Sublessor of its rights pursuant to this Section, shall be construed as a penalty;
(vi)Any reasonable costs and expenses incurred by Sublessor (including, without limitation, attorneys’ fees and court costs) in enforcing any of its rights or remedies under this Sublease shall be repaid to Sublessor by Sublessee upon demand.

    14.    Notice and Cure Periods. Notwithstanding anything to the contrary in this Sublease, each and every time limit contained in the Prime Lease for the giving of notices, making of demands, making of payments, performance of acts, conditions, or covenants, or for the exercise of any rights, remedies or options by the tenant thereunder, shall be shortened by three (3) business days for the purposes of this Sublease so that in each instance Sublessee shall have three (3) business days less time than Sublessor has under the Prime Lease; provided in no event shall any such time limit applicable to Sublessee be reduced to less than five (5) business days in the aggregate (except to the extent a shorter time limit is expressly provided in the Prime Lease, in which case such shorter time limit shall apply). Notwithstanding anything herein contained to the contrary, Sublessor agrees to promptly notify Sublessee of any notice received by Sublessor from Prime Landlord which affects the Sublease Premises (including default notices) or Sublessee’s use thereof or obligations under this Sublease.
15.    Licenses, Assignments and Further Subleases. Except as provided herein below, Sublessee shall not license or sublet all or any portion of the Sublease Premises or assign this Sublease, in whole or in part, without Sublessor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, but subject to Prime Landlord’s consent, Tenant shall have the right, (i) with Sublessor’s prior written consent, but subject to Prime Landlord’s consent, to license a portion of the Sublease Premises to a third party with whom Sublessee either has a joint venture, strategic partnership or for whom Sublessee does work, provided that the licensed premises is not separately demised, (ii) without Sublessor’s consent, but with Prime Landlord’s consent, to assign this Sublease or sublease, all or any portion of the Sublease Premises, to an entity that controls, is controlled by, or is under common control with Sublessee or to any successor entity to Sublessee by way of merger, consolidation or other non-bankruptcy reorganization or which purchases a controlling interest in Sublessee or substantially all of the assets of Sublessee located at the Sublease Premises (each, a “Permitted Transfer”), and/or (iii) with Sublessor’s prior written consent, but subject to Prime Landlord’s consent, assign this Sublease or sublet the Sublease Premises, in whole or in part, to a third party (except for a Permitted Transfer), provided the assignee or subtenant is capable of fulfilling the financial obligations of Sublessee under this Sublease, and the proposed use of the Sublease Premises is consistent with the use permitted herein. Each subtenant, assignee and licensee shall be required to comply with the terms of this Sublease, as applicable, and Prime Landlord’s reasonable policies and regulations regarding use and occupancy of the Demised Premises and the Building. Within ten (10) business days of receipt of Sublessee’s written request for consent to such assignment or subletting (other than a Permitted Transfer), Sublessor shall have the option, to be exercised by written notice to Sublessee, to (i) terminate this Sublease and recapture the entire Sublease Premises, (ii) grant its consent to Sublessee’s written request, or (iii) deny its consent to Sublessee’s written request, and, if Sublessor fails to timely respond, Sublessor’s consent shall be deemed granted; provided, however, the foregoing shall not waive any obligation to obtain Prime Landlord’s consent.

        16.    Quiet Enjoyment. The Sublessor covenants and agrees with the Sublessee that, so long as Sublessee is not in default hereunder beyond any applicable notice and cure period, the Sublessee may peaceably and quietly enjoy the Sublease Premises during the term of this Sublease, in accordance with the terms, covenants and conditions of this Sublease.
    17.     Indemnification.
        a.    Sublessee shall and hereby does indemnify and hold Prime Landlord and Sublessor (and both of their members, managers, agents, officers, directors, employees, and contractors) harmless from and against any and all actions, claims, demands, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) (collectively, “Claims”) asserted against, imposed upon or incurred by Prime Landlord or Sublessor directly by reason of (a) any violation caused, suffered or permitted by Sublessee, its agents, employees, contractors or invitees, of any of the terms, covenants or conditions of the Prime Lease or this Sublease, and/or (b) any damage or injury to persons or property occurring upon or in connection with the use or occupancy of the Sublease Premises due to the acts, omissions or negligence by the Sublessee, its agents, employees, contractors or invitees, and/or (c) the introduction or exacerbation of Hazardous Materials (as defined in the Prime Lease) by Sublessee or Sublessee’s agents, employees, contractors, customers, licensees, invitees, assignees, or Sublessee; provided, however, the foregoing indemnity shall not run to the Sublessor to the extent the Claim was caused by Sublessor or Sublessor’s agents’, employees’, contractors’, customers’, licensees’, invitees’ or assignees’ negligence or willful misconduct. In any case where “Tenant” is to indemnify, release or waive claims against “Landlord” under the Prime Lease, such indemnity, release or waiver shall be deemed to run from Sublessee to both Prime Landlord and Sublessor with respect to the Sublease Premises. Unless otherwise set forth herein to the contrary, Sublessor shall not be deemed to have made and shall have no liability to Sublessee with respect to (i) representations and warranties made by Prime Landlord under the Prime Lease, and (ii) any indemnification obligations of Prime Landlord under the Prime Lease, or other obligations or liability of Prime Landlord under the Prime Lease with respect to compliance with laws, condition of the Sublease Premises or Hazardous Materials. This Section 17 shall survive the expiration or earlier termination of this Sublease.
b.    Except to the extent caused by the negligence or willful misconduct of Sublessee, its agents, employees or contractors, Sublessor hereby agrees to defend, indemnify and hold Sublessee (and its members, managers, directors, officers, employees agents and contractors), harmless from and against any and all Claims asserted against Sublessee, its members, managers, directors, officers, employees, agents and contractors, arising out of or resulting from any failure by Sublessor and its respective agents, employees, contractors or invitees to perform or comply with any covenant, term, agreement, provision or obligation under this Sublease or the Prime Lease.

    18.    Notices. Any notice, demand or other communication which must or may be given or made by either party hereto shall be in writing and shall be given or made by mailing the same by registered or certified mail, postage prepaid or by reputable overnight courier: (i) In the case of Sublessee, Octagon, Inc., Attn: Chief Financial Officer, 290 Harbor Drive, Stamford, CT 06902, The Interpublic Group of Companies, Inc., Attn: General Counsel, 909 Third Avenue, New York, NY 10022 and The Interpublic Group of Companies, Attn: Lease Administrator, 13801 FNB Parkway, Omaha, NE 68154-5297, and (ii) In the case of Sublessor, to the Prime Lease Premises, Attention: Glenda W. Montemayor, Director Real Estate & Facilities, with a copy to Chief Financial Officer and to Cooley LLP, 11951 Freedom Drive, Suite 1400, Reston VA 20190 Attn: Michelle Garcia Schulman, Esq. Either party may, by notice to the other given as aforesaid, designate a new or additional address to which any such notice, demand or other communication thereafter shall be given, made or mailed. Any notice, demand or communication given hereunder by mail shall be deemed delivered three (3) days after the date deposited with the United States Postal Service.
    19.    Surrender; Holding Over.
    a.     Upon the expiration or earlier termination of this Sublease, Sublessee shall surrender the Sublease Premises in accordance with the terms of this Sublease and otherwise in accordance with the Prime Lease. Without limiting the foregoing, Sublessee shall remove all of its personal property, furniture, furnishings and equipment, and shall repair all damage directly resulting from such removal or its use of the Sublease Premises, and shall surrender the Sublease Premises broom clean, and in the condition as of the Sublease Commencement Date (subject only to reasonable wear and tear and to damage, if any, by fire or other casualty) and otherwise in accordance with the terms of this Sublease. The obligations of Sublessee as herein provided shall survive the termination of this Sublease. Notwithstanding the foregoing, Sublessee acknowledges and agrees that Sublessor shall have no responsibility for the removal or repair obligations with respect to any alterations or improvements existing in the Sublease Premises as of the Sublease Commencement Date for which Sublessee is obligated to remove or repair under this Sublease or the Existing Lease.
    b.     Notwithstanding anything herein to the contrary, on or prior to the Sublease Expiration Date, Sublessee shall surrender the Sublease Premises to Sublessor in accordance with the terms of this Sublease. If Sublessee fails to vacate and surrender the Sublease Premises in accordance with the terms of this Sublease or otherwise holds over after the Sublease Expiration Date of this Sublease without the express written consent of Sublessor, Sublessee shall become a tenant of sufferance only, and shall be required to pay to Sublessor the amount set forth in Article 5 of the Prime Lease as it applies to the Sublease Premises, and Sublessee shall indemnify and hold Sublessor harmless from all loss or liability, including without limitation any claim made by Prime Landlord resulting from Sublessee’s failure to surrender the Sublease Premises and any attorneys’ fees and costs incurred by Sublessor.
    20.    Brokers. Sublessor and Sublessee acknowledge agree that Newmark represents Sublessee and Cushman & Wakefield represent Sublessor in the negotiation of this Sublease (collectively, the “Brokers”). Sublessor and Sublessee warrant and represent to each other that, other than the Brokers, no broker brought about this transaction or dealt with either party in connection herewith, and each party agrees to indemnify the other from and against any costs or expenses incurred by the non-breaching party on account of a breach of this representation by Sublessor and Sublessee, respectively. Sublessor shall pay Brokers a subleasing commission pursuant to a separate, written agreement.
    21.    Parking. Pursuant to and in accordance with the provisions of Section 1.3 of the Prime Lease, Sublessee shall have the right to utilize up to 81 unreserved Parking Permits in the parking areas of the Building in common with other tenants of the Building at no additional charge; provided, however, in the event Subtenant incurs any additional parking fees or requests and obtains any additional Parking Permits, Sublessee shall be solely responsible for the cost therefore. Subject to Prime Landlord’s consent as evidenced in the Prime Landlord Consent, Sublessee shall have the right to the same parking rights under the Existing Lease for the Term of the Sublease. Sublessee’s parking rights shall be governed by the provisions of Section 1.3 of the Prime Lease, to the extent they do not conflict with the provisions of this Section 21 and the Prime Landlord Consent.
    22.    Signage. Subject to Prime Landlord’s approval as evidenced in the Prime Landlord Consent, all of Sublessee’s existing signage may remain during the Term. Sublessee shall keep insured and maintain all such signage in accordance with the terms of the Prime Lease. If required by Prime Landlord or Sublessor, Sublessee shall remove its signage at the expiration or earlier termination of this Sublease.
    23.    Access. During the last twelve (12) months of the Sublease Term, Sublessee shall allow Sublessor and its agents to enter the Sublease Premises with a representative of Sublessee, from time-to-time and upon reasonable prior notice, so that Sublessor may plan for its use of the Sublease Premises after the Sublease Expiration Date. In the event Sublessor or its agents causes any damage during such entry, Sublessee shall give written notice thereof to Sublessor, together with supporting documentation evidencing such damage, including photos and videos, if available. Sublessor shall be liable for any and all reasonable and actual costs, expenses, losses, liabilities and claims (including, without limitation, reasonable attorneys’ fees) incurred by Sublessee as a result of such entry, including, without limitation, the cost of any repairs and replacements necessary to restore the Sublease Premises to the condition as of the date of the entry. Sublessor shall indemnify and hold harmless

Sublessee from and against any and all costs, expenses, losses, liabilities and claims (including, without limitation, reasonable attorneys’ fees) incurred by Sublessee in connection with such entry.
    24.    Effectiveness Contingent Upon Prime Landlord’s Consent to Sublease. Sublessor and Sublessee expressly acknowledge and agree that this Sublease is expressly conditioned on obtaining the written consent of Prime Landlord and the written consent of any mortgagee, ground lessor, or other third party required under the Prime Lease (collectively, “Prime Landlord’s Consent”). Sublessee and Sublessor hereby acknowledge and agree that the transaction contemplated by this Sublease shall in no circumstances be deemed an assignment of Sublessor’s interest in the Prime Lease to Sublessee. Sublessee and Sublessor each waive any right to assert that the Sublease constitutes an assignment of Sublessor’s interest in the Prime Lease to Sublessee. In the event Sublessor or Sublessee shall make any such assertion, the party which made such assertion shall indemnify and hold harmless the other party and Prime Landlord from and against any and all reasonable costs, expenses, losses, liabilities and claims (including, without limitation, attorneys’ fees) incurred by the other party and Prime Landlord in connection with such assertion. Sublessee may not rescind, void, terminate, or otherwise cancel this Sublease unless Prime Landlord’s Consent is not obtained on or before November 30, 2021, in which event both Sublessor and Sublessee shall each have the right to terminate this Sublease upon written notice to the other party.
    25.    Limitations on Liability.
        a. Notwithstanding any provisions to the contrary contained in the Prime Lease or this Sublease, as the same may be amended from time to time, no present or future shareholder, beneficial owner, officer, director, trustee, agent, servant or employee of either Sublessee or Sublessor shall have any personal liability to the other for the obligations of the applicable party arising out of, in connection with or under this Sublease, the relationship of Sublessee and Sublessor, or Sublessee’s use of the Sublease Premises. Each party shall be solely liable for its obligations under this Sublease, to the extent of the assets of said party. It is understood and agreed that the assets of shareholders or beneficial owners of either the Sublessee or the Sublessor, as distinguished from any shareholder’s or beneficial owner’s interest in undistributed assets of the applicable party, may not be seized or attached by the other party for the satisfaction of the applicable party’s obligations under this Sublease.
        b. In no event shall either party be liable to the other for any indirect, special or consequential damages.
    26.     Representations.
        a. Sublessee represents, warrants and covenants as follows: (a) Sublessee has the full right and authority to execute and deliver this Sublease and has received all required consents and approvals to do so; and (b) Sublessee shall provide Sublessor with copies of any written notices of default received from the Prime Landlord.
        b. Sublessor represents, warrants and covenants as follows: (a) Sublessor has the full right and authority to execute and deliver this Sublease and has received all required consents and approvals to do so; (b) Sublessor shall promptly provide Sublessee with copies of any written notices of default received from the Prime Landlord with respect to the Sublease Premises; and (c) to the best of Sublessor’s knowledge, the Prime Lease is in full force and effect and there exists under the Prime Lease no default by Sublessor or Prime Landlord, nor has there occurred an event which, with the giving of notice or passage of time or both, could constitute such a default by Sublessor or Prime Landlord; and (d) Exhibit A is a true, correct and complete copy of the Prime Lease.
    27.     General Provisions.
        a.    Benefit and Burden. The covenants, conditions, agreements, terms and provisions herein contained shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective personal representatives, successors, heirs, executors, administrators and assigns.
        b.    Governing Law. It is the intention of the parties hereto that this Sublease shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to its conflict of law rules.
        c.    Entire Agreement. This Sublease contains the final and entire agreement between the parties hereto regarding the subject hereof, and they shall not be bound by any terms, statements, conditions or representations, oral or written, express or implied, not herein contained. All understandings and agreements, if any, heretofore had between the parties are merged to this Sublease, which alone fully and completely expresses the agreement of the parties. The failure of Sublessor to insist in any instance upon the strict keeping, observance or performance of any covenant, agreement, term, provision or condition of this Sublease or to exercise any election herein contained shall not be construed as a waiver or relinquishment for the future of such covenant, agreement, term, provision, condition or election, but the same shall continue and remain in full force and effect. No waiver or modification of any covenant, agreement, term, provision or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by Sublessor and consented to (in writing) by Prime Landlord. No surrender of possession of the Sublease Premises or of any part thereof or of any remainder of the term of this

Sublease shall release Sublessee from any of its obligations hereunder unless accepted by Sublessor in writing. The receipt and retention by Sublessor of monthly base rent or additional rent from anyone other than Sublessee shall not be deemed a waiver of the breach by Sublessee of any covenant, agreement, term or provision of this Sublease, or as the acceptance of such other person as a tenant, or as a release of Sublessee of the covenants, agreements, terms, provisions and conditions herein contained. The receipt and retention by Sublessor of monthly base rent or additional rent with knowledge of the breach of any covenant, agreement, term, provision or condition herein contained shall not be deemed a waiver of such breach.
        d.    Conflicts Between this Sublease and the Prime Lease. With respect to the relationship between the Sublessor and the Sublessee, the terms and conditions of this Sublease shall take precedence with respect to any conflict between the terms and conditions contained herein and the terms and conditions of the Prime Lease. Nothing herein shall be construed in any way to affect the rights and obligations of the Sublessor and the Prime Landlord under the Prime Lease.
        e.    Captions. The captions throughout this Sublease are for convenience or reference only and the words contained therein shall in no way be held or deemed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of or the scope or intent of this Sublease, nor in any way affect this Sublease.
        f.    Singular and Plural. Wherever appropriate herein, the singular includes the plural and the plural includes the singular.
        g.    Counterpart. This Sublease may be executed in several original or PDF counterparts which shall be treated as originals for all purposes, and all so executed shall constitute one agreement, valid and binding.
        h.     No Amendment. Sublessor and Sublessee shall not amend this Sublease without Prime Landlord’s prior written consent, and any such amendment made or entered into without Prime Landlord’s consent shall be null and void.
        i.     Jury Trial. THE PARTIES DO HEREBY EXPRESSLY WAIVE ALL RIGHTS TO TRIAL BY JURY ON ANY CAUSE OF ACTION DIRECTLY OR INDIRECTLY INVOLVING THE TERMS, COVENANTS, OR CONDITIONS OF THIS SUBLEASE OR ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS SUBLEASE.

[Remainder of page intentionally blank; signature page(s) follow]

    IN WITNESS WHEREOF, the Sublessor and the Sublessee have each executed this Sublease on the day and year first hereinabove written.

                        SUBLESSOR:

                        APPIAN CORPORATION

By:    /s/ Matt Calkins

                        Its:    CEO

                        Date:    11/30/2021

                        SUBLESSEE:

                        OCTAGON, INC.

                        By:    /s/ Robert Dobson

                        Its:    VP and Secretary

                        Date:    12/01/2021

EXHIBIT A

(Prime Lease Attached)

EXHIBIT B

(Sublease Premises)

3887959.12